EXHIBIT 4.3

                       STOCK TRUST AND ESCROW AGREEMENT

 AGREEMENT entered into as of the 19th day of August, 2000 by and between American HelathChoice, Inc., a New York Corporation (the "Company"), Sovereign Partners, L.P., Dominion Capital Fund, Ltd., Canadian Advantage Limited Partnership and Atlantis Capital Fund, Ltd. (collectively, the "Debenture Holders") and Krieger & Prager, LLP, a New York limited liability partnership (the "Trustee").

                            W I T N E S S E T H :

 1. Pursuant to a certain Amended Joint Plan of Reorganization of American HealthChoice, Inc. and AHC Physicians Corporation dated March 31, 2000 (the "Plan") as approved and confirmed by order of the United States Bankruptcy Court, Northern District of Texas dated August 8, 2000 (the "Confirmation Order"), the Company has issued four (4) 8% Senior Secured Convertible Debentures in the aggregate amount of $4,621,684.24 (the "Debentures"), collectively convertible into shares of common stock in the Company as reorganized under Chapter 11 of the Bankruptcy Code (the "Reorganized Company"), which, if fully converted, would aggregate 30% of the aggregate issued and outstanding shares of the Reorganized Company issued as of the Effective Date (as defined in the Plan) (the "Debenture Shares").

 2. In order to secure the obligations of the Company to issue the Debenture Shares upon conversion of the Debentures pursuant to the terms of the Plan, the Confirmation Order and the Debentures, the Company shall, upon the Effective Date, issue the Debenture Shares in the name of the Trustee. Pursuant to the Plan and the Confirmation Order, the Debenture Shares shall be exempt, pursuant to 11 U.S.C. [S] 1145, from registration requirements pursuant to the Securities Act.

 The Trustee hereby agrees to act as Trustee and escrow agent in connection with the Debentures and the Debenture Shares. In such capacity, the Trustee shall:

 hold Debenture Shares to be issued to the Trustee on the Effective Date, in the capacity as a trustee, and hold same pursuant to the terms of this Stock Trust and Escrow Agreement;

 receive from the Debenture Holders notices of conversion of all or portions of the Debentures into the Debenture Shares pursuant to the terms of the Debentures ("Conversion Notices");

 promptly after conversion of all or portions of the Debentures into Debenture Shares, forward to the Company's stock transfer agent, Corporate Stock Transfer, at 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209 (the "Transfer Agent"), the Debenture Shares into which the Debentures have been converted with instructions for reissuance by the Transfer Agent of all or part of the Debenture Shares to the Debenture Holders or subsequent transferees, free from restrictive legend, in the form annexed hereto as Exhibit "A", which the Company has confirmed will be satisfactory to the Transfer Agent for such purpose; and

 maintain in its office the original Debenture certificates forwarded to the Trustee together with Conversion Notices pursuant to subparagraph (b) above;

 maintain in its office a register for recording all conversions of portions of the Debentures into Debenture Shares (the "Register"). The Trustee will make reasonable efforts to maintain the accuracy of the Register and to promptly update the Register from time to time, as necessary. The entries in the Register shall be conclusive in the absence of manifest error by the Trustee. The Register shall be available for inspection by the Company and each Debenture Holder, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a Conversion Notice, the Trustee shall, if such Conversion Notice has been completed and has been accompanied at that time or previously with the original Debentures, (i) accept such Conversion Notice, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto; and

 shall, upon full conversion of each of the Debentures, deliver the original Debentures to the Transfer Agent.

 The Trustee acknowledges hereby that it is a fiduciary in a limited capacity, solely to the extent provided in this Agreement. The Trustee shall not be deemed to be the legal or beneficial owner of the Debenture Shares for any purpose. The Company and the Debenture Holders hereby acknowledge that the Trustee has acted as counsel to one or more of the Debenture Holders and waive and consent to any conflict of interest that might otherwise appear or exist in the Trustee's acting as a fiduciary hereunder.

 3. The Trustee and the Debenture Holders acknowledge that, prior to the conversion of the applicable portion of the Debentures to Debenture Shares, the Debenture Shares underlying any unconverted portion of the Debentures, although issued, shall not be deemed to be (a) outstanding, or (b) subject to voting rights or distributions.

 Each of the Debenture Holders agrees to indemnify the Trustee and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, which it may incur or with which it may be threatened by reason of its acting as trustee and escrow agent as herein described; and in connection therewith, to indemnify the Trustee as herein described; and in connection therewith, to indemnify the Trustee against any and all expenses (including reasonable attorney's fees) or costs of defending any such action, suit or proceeding or resisting any such claims; provided, however, that the provisions of this paragraph 5 shall not apply in the event of any claim, liability, loss, action, suit or proceeding resulting from its gross negligence, willful malfeasance or fraud.

 The Company agrees to indemnify the Trustee and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, which it may incur or with which it may be threatened by reason of its acting as trustee and escrow agent as herein described except as to any actions brought by the Debenture Holders; and in connection therewith, to indemnify the Trustee as herein described; and in connection therewith, to indemnify the Trustee against any and all expenses (including reasonable attorney's fees) or costs of defending any such action, suit or proceeding or resisting any such claims; provided, however, that the provisions of this paragraph 6 shall not apply in the event of any claim, liability, loss, action, suit or proceeding resulting from its gross negligence, willful malfeasance or fraud. The provisions of this paragraph 6 shall not apply if the Trustee shall fail to act in accordance with any written, lawful instruction from the President of the Company consistent with the Trustee's responsibilities hereunder. The provisions of this paragraph 6 shall apply if the Trustee shall request instructions from the Company and the Company shall fail to provide said instructions within five (5) business days of receipt of such request.

 To induce the Trustee to act as trustee and escrow agent hereunder, it is further agreed by the Debenture Holders and the Company that:

 The Trustee shall have no duties or responsibilities other than those expressly set forth herein.

 The Trustee shall not be liable to the Debenture Holders or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in reliance upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Trustee), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by the Trustee to be genuine and to be signed or presented by the proper person or persons. The Trustee shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this agreement or any of the terms hereof, unless evidenced by a writing delivered to the Trustee signed by the proper party or parties and, if the duties or rights of the Trustee are affected, unless it shall give its prior written consent thereto.

 The Trustee shall not be responsible for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereof, or for any description therein, nor shall the Trustee be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property or this agreement.

 The Trustee shall have the right to assume, in the absence of written notice to the contrary, that facts or events represented by the parties hereto to have occurred have actually occurred by reason of which an action would or might be taken by the Trustee pursuant to the terms hereof, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in reliance upon such assumption.

 The Trustee shall be reimbursed and indemnified and held harmless by the Debenture Holders from and against any and all expenses, including reasonable counsel fees and disbursements, or loss suffered by the Trustee in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand, which in any way, directly or indirectly, arises out of or relates to this agreement, the services of the Trustee hereunder, the monies or other property held by it hereunder or any income earned from investment of such monies. Promptly after the receipt by the Trustee of notice of any demand or claim or the commencement of any action, suit or proceeding, the Trustee shall, if a claim in respect thereof is to be made against any of the other parties hereto, notify the Company and the Debenture Holders thereof in writing; but the failure by the Trustee to give such notice shall not relieve any party from any liability which such party may have to the Trustee hereunder. For the purposes hereof, the term "expense or loss" shall include all amounts paid or payable to satisfy any claim, demand or liability, or in settlement of any claim, demand, action, suit or proceeding settled with the express written consent of the Trustee and all costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.

 In lieu of delivering physical certificates representing the Debenture Shares which shall become Common Stock of the Company reissuable upon conversion, provided the Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of the Debenture Holders or the Trustee, the Company shall use its best efforts to cause the Transfer Agent to electronically transmit the shares of The Company's Common Stock by crediting the account of the Debenture Holders' Prime Broker with DTC through its Depositary Withdrawal Agent Commission system.

 From time to time on and after the date hereof, the Company and the Debenture Holders shall deliver or cause to be delivered to the Trustee such further documents and instruments and shall do and cause to be done such further acts as the Trustee shall reasonably request (it being understood that the Trustee shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

 4. This agreement shall terminate on the later of the final conversion of the Debenture and delivery of the Debenture Shares held in escrow hereunder, or the Maturity Date under the Debentures, provided that the rights and obligations of the Company, the Debenture Holders and the Trustee under paragraphs 2, 4, 5, 6 and 7 shall survive the termination hereof.

 The Trustee may resign at any time and be discharged from its duties hereunder by giving the Company and the Debenture Holders at least 30 days' prior notice thereof. As soon as practicable after its resignation, the Trustee shall turn over to a successor trustee and escrow agent appointed by the Company and the holders of the Debenture Holders all monies and property held hereunder upon presentation of the document appointing the new escrow agent and its acceptance thereof. If no new agent is so appointed within the 60 day period following such notice of resignation, the Trustee may deposit the aforesaid monies and property with a court of competent jurisdiction.

 It is understood and agreed that should any dispute arise with respect to the duties of Trustee hereunder or any Debenture Shares held by the Trustee hereunder, the Trustee is authorized and directed in the Trustee's sole discretion (1) to retain in the Trustee's possession without liability to anyone all or any part of said Debenture Shares until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Trustee shall be under no duty whatsoever to institute or defend any such proceedings or (2) to deliver the Debenture Shares and any other property held by the Trustee hereunder to a state or federal court having competent subject matter jurisdiction in accordance with paragraph 11 hereof.

 Except at to the application of this Agreement as it relates to the Plan, each of the Company, the Debenture Holders and the Escrow Agent hereby irrevocably consents to the jurisdiction of the courts of the State of New York in New York City and of any federal court located in the Southern District of New York in connection with any action, suit or other proceeding arising out of or relating to this agreement or any action taken or omitted hereunder, and agree that service of any summons, complaint or other process may be made by certified or registered mail directed to such person at such person's address for purposes of notices hereunder. Any dispute as to the application of this agreement as it relates to the Plan would be governed by the laws of Texas and properly venued in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division.

 All notices, requests, demands and other communications provided for herein shall be in writing, shall be delivered by hand, overnight courier or by first-class mail addressed to the parties hereto at their respective addresses listed below or to such other persons or addresses as the relevant party shall designate as to itself from time to time in writing delivered in like manner, and shall be deemed given when received:

           If to the Trustee, to:

           Krieger & Prager, LLP
           39 Broadway, Suite 1440
           New York, New York 10006
           Attn:  Samuel M. Krieger

           with a copy to:

           Blank Rome Tenzer Greenblatt LLP
           405 Lexington Avenue
           New York, New York 10174
           Attention:  Andrew B. Eckstein, Esq.

           If to the Company, to:

           American HealthChoice Inc.
           1300 Walnut Hill Lane, Suite 275
           Irving, Texas  75038
           Attention:  Dr. J. W. Stucki

           with copy to:

           Jay Stucki, Esq.
           Hulse & Stucki
           1300 Walnut Hill Lane, Suite 275
           Irving, Texas  75038



           If to the holders of the Debenture Holders, to:

           Dominion Capital Fund, Ltd.
           c/o Beacon Fund Advisors Ltd.
           Harbour House
           2nd Floor
           Waterfront Drive
           P.O. Box 972
           Roadtown, Tortola
           British Virgin Islands

           Sovereign Partners, L.P.
           90 Grove Street, Suite 01
           Ridgefield, CT 06877

           Canadian Advantage Limited Partnership
           c/o Thomson Kernaghan
           365 Bay Street, 10th Floor
           Toronto, Ontario M5H2V2
           Canada

           Atlantis Capital Fund, Ltd.
           c/o Citco Fund Services (Bahamas) Limited
           Bahamas Financial Centre
           3rd Floor
           Shirley & Charlotte Streets
           P.O. Box 13136
           Nassau, Bahamas



           With a copy to:

           Blank Rome Tenzer Greenblatt LLP
           405 Lexington Avenue
           New York, New York 10174
           Attention:  Andrew B. Eckstein, Esq.

 5. Except as set forth in paragraph 7(e) above, each party shall bear its own costs and expenses in connection herewith.

 This agreement shall be governed and construed in accordance with the internal laws of the State of New York. The representations and warranties contained in this agreement shall survive the execution and delivery hereof and any investigation made by any party. The headings in this agreement are for purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

 The terms "hereby," "hereof," "hereto," "hereunder" and any similar terms, as used in this agreement, refer to this agreement where the term is used. The word "person" shall mean any natural person, partnership, corporation, government and any other form of business or legal entity. References in this agreement to singular or plural or to gender shall be deemed to include the other as the context may require.

 IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date and year first written above.



                               AMERICAN HEALTHCHOICE, INC.

                               By: ______________________________ , President


                               KRIEGER & PRAGER, LLP

                               By: __________________________________________


                               SOVEREIGN PARTNERS, L.P.

                               By: __________________________________________


                               DOMINION CAPITAL FUND LIMITED

                               By: __________________________________________


                               CANADIAN ADVANTAGE LIMITED
                               PARTNERSHIP

                               By: __________________________________________


                               ATLANTIS CAPITAL FUND, LTD.

                               By: __________________________________________